UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2016

BIOCEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36284	80-0943522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5810 Nancy Ridge Drive, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 320-8200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 29, 2016, Biocept, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with various purchasers set forth on the signatures pages thereto (the “Purchasers”). Pursuant to the terms of the Purchase Agreement, the Company has agreed to sell 4,986,573 shares of its Common Stock (the “Shares”), at a purchase price per Share of $1.00 for aggregate net proceeds to the Company of approximately $4.4 million, after deducting estimated offering expenses payable by the Company, but excluding the proceeds, if any, from the exercise of the Warrants (described below) issued in the offering. The offering is expected to close on or about May 4, 2016, subject to customary closing conditions.

In connection with their purchase of the Shares, each Purchaser will receive a Warrant. Each Warrant will entitle the Purchaser to purchase up to a number of shares of the Company’s common stock equal to 70% of the shares of common stock purchased by the Purchaser under the Purchase Agreement. The Warrants will include an exercise price of $1.30 per share, become exercisable on the date of issuance and expire five years from the date of issuance.

Pursuant to a letter agreement dated April 25, 2016 (the “Engagement Letter”), the Company engaged H.C. Wainwright & Co., LLC (“Wainwright”) to act as its exclusive placement agent in connection with the issuance and sale of the Shares and Warrants. The Company has agreed to pay Wainwright 5.6% of the aggregate gross proceeds in the offering, excluding the proceeds, if any, from the exercise of the Warrants. The Company also agreed to reimburse Wainwright for its expenses in connection with the offering on a non-accountable basis in an amount equal to the greater of (i) $75,000 or (ii) 1.0% of the aggregate gross proceeds in the offering. Pursuant to the Engagement Letter, the Company has also agreed to pay ROTH Capital Partners, LLC a fee equal to an amount equal to 1.4% of the aggregate gross proceeds in the offering for advisory services to be provided in connection with the offering.

The offering of shares of common stock and warrants is being made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-204138) previously filed with the Securities and Exchange Commission and a prospectus supplement thereunder. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the securities in the offering is attached as Exhibit 5.1 hereto. On April 29, 2016, the Company also issued a press release announcing the pricing of the offering. A copy of the press release is attached as Exhibit 99.1.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities under the Securities Act of 1933, as amended, termination provisions, and other obligations and rights of the parties. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing descriptions of the Engagement Letter, Purchase Agreement and the Warrants are not complete and are qualified in their entireties by reference to the full text of the Engagement Letter, the Purchase Agreement and form of Warrant, copies of which are filed herewith as Exhibit 10.1, Exhibit 10.2 and Exhibit 4.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about the Company’s expectations regarding the completion of the offering. Words such as “estimate,” “expected,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. Actual results and the timing of events may differ materially from those set forth in this report due to risks and uncertainties associated with the satisfaction of the conditions to close the offering. Risk factors related to us, our business and the offering are discussed under “Risk Factors” and elsewhere in our prospectus supplement, dated April 29, 2016, with respect to the offering described above, and in our Annual Report on Form 10-K for the year ended December 31, 2015 and other filings with the Securities and Exchange Commission. Except as required by law, the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

4.1Form of Common Stock Purchase Warrant

5.1Opinion of Cooley LLP

10.1Letter Agreement, dated April 25, 2016, by and between Biocept, Inc. and H.C. Wainwright & Co., LLC

10.2Form of Securities Purchase Agreement, dated April 29, 2016, by and among Biocept, Inc. and the Purchasers signatory thereto

23.1Consent of Cooley LLP (included in Exhibit 5.1)

99.1Press release announcing offering

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOCEPT, INC.
Dated: April 29, 2016	By:	/s/ Mark G. Foletta
	Name:	Mark G. Foletta
	Title:	Chief Financial Officer